                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                   Under The Securities Exchange Act of 1934

                             (Amendment No. 15)

                          Church & Dwight Co., Inc.

    ------------------------------------------------------------------------
                                (Name Of Issuer)

                                  Common Stock

- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   171340-10-2

                      ------------------------------------
                                 (Cusip Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on the following page(s))

                               Page 1 of 5 Pages

                        CUSIP NO. 171340-10-2         13G

                            CHURCH & DWIGHT CO., INC.

- -----------------------------------------------------------------------------------------------
1                    NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
                     Chemical Banking Corporation  (CBC)
                     Chemical Bank                 (CB)
- -----------------------------------------------------------------------------------------------
2                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A)
                                                                       (B)
- -----------------------------------------------------------------------------------------------
3                    SEC USE ONLY
- -----------------------------------------------------------------------------------------------
4                    CITIZENSHIP OR PLACE OF ORGANIZATION
                     CBC -- Delaware
                     CB  --  New York
- -----------------------------------------------------------------------------------------------
  NUMBER             5             SOLE VOTING POWER
    OF                             None
  SHARES
BENEFICIALLY         --------------------------------------------------------------------------
  OWNED BY           6             SHARED VOTING POWER
    EACH                           CBC -- 714,686
 REPORTING                         CB  -- 678,896
  PERSON             --------------------------------------------------------------------------
   WITH              7             SOLE DISPOSITIVE POWER
                                   None
                     --------------------------------------------------------------------------
                     8             SHARED DISPOSITIVE POWER
                                   CBC -- 1,522,386
                                   CB  -- 1,502,586
- -----------------------------------------------------------------------------------------------
9                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     CBC -- 1,522,386
                     CB  -- 1,502,586
- -----------------------------------------------------------------------------------------------
10                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
- -----------------------------------------------------------------------------------------------
11                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     CBC -- 7.582%  Based on 20,079,214 outstanding shares.
                     CB  -- 7.483%
- -----------------------------------------------------------------------------------------------
12                   TYPE OF PERSON REPORTING*
                     CBC -- HC
                     CB  -- BK
- -----------------------------------------------------------------------------------------------

                     * SEE INSTRUCTION BEFORE FILLING OUT!

                      CHURCH & DWIGHT CO., INC. -- 12/31/93

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Schedule 13G Under
                      The Securities Exchange Act of 1934

                              (Amendment No.  15 )

Item  1(a).     NAME OF ISSUER:                           Church & Dwight Co., Inc.

Item  1(b).     ADDRESS OF ISSUER:                        469 North Harrison Street
                                                          Princeton, New Jersey 08543-5297

                PRINCIPAL EXECUTIVE OFFICER:              Mr. D.C. Minton
                                                          Chairman, President & CEO

Item  2(a).     NAME OF PERSON FILING:                    This notice is filed by CHEMICAL BANKING
                                                          CORPORATION (CBC) and its wholly owned
                                                          subsidiary, Chemical Bank (CB).

Item  2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:     CBC: 270 Park Avenue
                                                               New York, NY 10017
                                                          CB : 270 Park Avenue
                                                               New York, NY 10017

Item  2(c).     CITIZENSHIP:                              CBC -- Delaware
                                                          CB  -- New York

Item  2(d).     TITLE OF CLASS OF SECURITIES:             Common Stock

Item  2(e).     CUSIP NUMBER:                             171340-10-2

                           CHURCH & DWIGHT CO., INC. -- 12/31/93

Item 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK
             WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under Section 15 of the Act.
             (b) [X] Bank as defined in Section 3(a)(6) of the Act.
             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
             (d) [ ] Investment Company registered under Section 8 of the Investment Company
                     Act.
             (e) [ ] Investment Adviser registered under Section 203 of the Investment
                     Advisers Act of 1940.
             (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment Fund [see
                     Section 240.13d-1(b)(1)(ii)(F)].
             (g) [X] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G).
             (h) [ ] Group, in accordance with Section 240.13d-1(ii)(H).

Item 4.      OWNERSHIP:
             (a)  Amount Beneficially Owned: CBC -- 1,522,386
                                             CB  -- 1,502,586
             (b)  Percent of Class:          CBC -- 7.582%
                                             CB  -- 7.483%
                                  Based on 20,079,214 outstanding shares.
             (c)  Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote:
                        None
                  (ii)  Shared power to vote or to direct the vote:
                        CBC -- 714,686
                        CB  -- 678,986
                  (iii) Sole power to dispose or to direct the disposition of:
                        None
                  (iv)  Shared power to dispose or to direct the disposition of:
                        CBC -- 1,522,386
                        CB  -- 1,502,586
Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
             Not applicable

                                         Page 4 of 5

                             CHURCH & DWIGHT CO., INC.  - 12/31/93

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
             The beneficial interest reported has been acquired through fiduciary relationships. Beneficial ownership of portions of the shares reported is shared with unaffiliated persons, none of whose beneficial ownership in the subject shares exceeds five percent of the issuers outstanding shares.
Item 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH HOLDS THE SECURITY
             BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
             Beneficial ownership is held by the following wholly-owned subsidiaries of Chemical Banking Corporation:
                 Chemical Bank - BK
                 Princeton Bank and Trust Co., NA - BK
                 Texas Commerce Bank, NA - BK
                 The Portfolio Group, Inc. - IA
Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THIS GROUP:
             Not applicable.
Item 9.      NOTICE OF DISSOLUTION OF GROUP:
             Not applicable.
Item 10.     CERTIFICATION:
             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and did not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             Dated: February 7, 1994

CHEMICAL BANK                                    CHEMICAL BANKING CORPORATION
- ---------------------------------------------    ---------------------------------------------
Henry E. Gooss                                   John B. Wynne
Managing Director                                Corporate Secretary

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